Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Neptune Insurance Holdings Inc. of our report dated July 2, 2025, except for the effects of the corporate restructuring discussed in Note 1, as to which the date is August 8, 2025, and except for the effects of the stock split discussed in Note 1, as to which the date is September 22, 2025, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-289995) of Neptune Insurance Holdings Inc.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 30, 2025